For Immediate Release

WSI Industries Reports AS9100 Recertification

February 28, 2018—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today announced that it has been recertified as meeting the requirements of AS9100 Rev. D / ISO 9001:2015. AS9100 is the quality management system (QMS) standard for the aviation, space, and defense industries. It is governed by the International Aerospace Quality Group (IAQG) of SAE International. WSI’s QMS was assessed by SGS, a world leader in inspection, verification, testing and certification. The registration covers the diversified business of complex machining and assembly of large and medium sized parts for the aerospace, defense, energy and general commercial industries.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Michael J. Pudil (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.